CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 14, 2005, relating to the financial statements of Electric Moto Corporation, Inc. as of December 31, 2004, and each of the two years then ended, our report dated February 14, 2005, relating to the financial statements of Dorado Capital Ventures, Inc. as of December 31, 2003, and each of the two years then ended, and the period from inception (March 7, 2000) to December 31, 2003, and the reference to our firm as experts in the Registration Statement.

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP

Certified Public Accountants

July 6, 2005

Denver, Colorado